UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934, as Amended
Date of Report (Date of earliest event reported): May 5, 2014

WYNN RESORTS, LIMITED
(Exact name of registrant as specified in its charter)

Nevada	000-50028	46-0484987
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3131 Las Vegas Boulevard South Las Vegas, Nevada		89109
(Address of principal executive offices)		(Zip Code)
(702) 770-7555
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On May 5, 2014, Wynn Resorts, Limited (the “Company”), entered into a third amendment (the “Amendment”) to the Employment Agreement, dated as of April 24, 2007, as amended, by and between the Company and Kim Sinatra, Executive Vice President and General Counsel (the “Agreement”). The Amendment is effective as of February 27, 2014 and provides that the Agreement shall terminate on February 17, 2017.
The Amendment, among other things, provides that Ms. Sinatra’s title, which was previously Senior Vice President and General Counsel, is now Executive Vice President and General Counsel, and modifies the list of Ms. Sinatra’s duties. The Amendment also provides for an increase in base salary from $800,000 per year to $850,000 per year. Pursuant to the Amendment, Ms. Sinatra was granted 7,500 shares of the Company's common stock on May 5, 2014, which shares were fully vested when granted. The net number of shares issued under this award, after withholding for taxes, must be held by the grantee for three years from the date of grant, and are subject to recall and cancellation by the Company if Ms. Sinatra's employment is terminated for cause during the holding period.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WYNN RESORTS, LIMITED

Date: May 6, 2014	By:	/s/ Matt Maddox
	Name:	Matt Maddox
	Title:	President and Chief Financial Officer